NEWS RELEASE

Natural Resource Partners L.P.
Declares Quarterly Distribution and Issues Guidance
HOUSTON, January 21, 2010 — Natural Resource Partners L.P. (NYSE:NRP) announced today that the Board of Directors of its general partner has declared a fourth quarter 2009 distribution of $0.54 per unit for NRP. The distribution will be paid on February 12, 2010 to unitholders of record on February 5, 2010. The distribution represents a 1% increase over the fourth quarter 2008 distribution and is unchanged from the third quarter 2009 distribution.
Support of Distribution in 2010
“The Board of Directors of the general partner of Natural Resource Partners views the quarterly distribution as the most important measure of NRP’s success,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer of Natural Resource Partners. “Our projected budget, together with our cash balance at the beginning of the year, indicates that we will be able to maintain the current distribution of $0.54 per quarter throughout 2010. However, the Board and the holders of the incentive distribution rights intend to support the current distribution in 2010, if necessary, by deferring the distributions that the holders of the IDRs would receive in any quarter with respect to the highest splits.”
Robertson also added, “NRP’s strategy to accumulate cash has provided our limited partners with consistent distributions through this recent downturn in the economy, and we anticipate that our recent acquisitions will provide future growth as those assets begin producing.”
2010 Guidance
Current indications point to a strengthening global economy. If this trend continues with regard to steel production, 2010 prices will be stronger than in 2009. With approximately one-fourth of its coal production and 30-35% of its coal royalty revenues generated from metallurgical coal used to produce steel, NRP’s income is affected by the pricing of this commodity.

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Less certain is the current U.S. steam market, which NRP does not believe will make a recovery until sometime in the second half of the year. The steam markets will be affected by many factors, including the weather, industrial demand, and the extent of fuel switching. Stronger industrial demand due to a strengthening economy would have a positive impact on the steam coal markets.
In 2010, NRP anticipates essentially flat coal production, a 2% increase in coal royalty revenue and a 10% increase in total revenues over the latest guidance issued for 2009. A large part of the increase in total revenues is due to acquisitions that occurred in 2009 that will generate revenues other than coal royalties in 2010. NRP anticipates an approximate 35% increase in earnings per unit and a 10% increase in its distributable cash flow.
During 2009 NRP completed six acquisitions that will contribute to higher production in 2011 and 2012, which should coincide with increasing demand for both coal and aggregates as the economy recovers. NRP anticipates that this increased production will generate increasing cash flows moving into 2011 and beyond.
Following is a table containing the 2010 guidance.

	Full Year 2010
	(Range)
	(in millions except per
	unit)
Coal royalty revenues	$175.0	—	$205.0
Coal production tonnage (mm tons)	41.0	—	50.0

Total revenues	$235.0	—	$285.0

Distributable cash flow	$150.0	—	$185.0

Earnings per unit	$0.75	—	$1.25
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves in Arizona, Texas, West Virginia and Washington.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

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Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2010 guidance, current coal market conditions, future production from acquisitions, the future distributions and support of those distributions by the general partner and the holders of the incentive distribution rights. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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